Exhibit 4.10

AMENDMENT NO. 1 TO SECURITY AGREEMENT

AMENDMENT NO. 1 TO THE SECURITY AGREEMENT (this “Amendment”), dated as of August ___, 2007 made by MOHEN, INC. d/b/a SPIRAL FROG, a Delaware corporation (the “Company”), in favor of Gottbetter Capital Finance, LLC in its capacity as collateral agent (in such capacity, the “Collateral Agent”) for the “Buyers” party to a certain Amended and Restated Purchase Agreement, dated August 6, 2007.

WITNESSETH:

WHEREAS, the Company and the Collateral Agent for the benefit of each of the Buyers are parties to a Security Agreement, dated March ___, 2007 (hereinafter the “Security Agreement”); and

WHEREAS, the Company and the Collateral Agent desire to amend the Security Agreement as hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Section 2 shall be amended to include a new subsection (f), which shall read as follows:

“(f) all Equipment;” and

the proviso at the end of Section 2 referencing the Equipment shall be deleted in its entirety.

2.	Subsections (f) through (p) of Section 2 of the Security Agreement shall accordingly be re-lettered following the inclusion of a new subsection (f) to the Security Agreement.

3.
Except as specifically provided in and modified by this Amendment, the Security Agreement is in all other respects hereby ratified and confirmed and references to the Security Agreement shall be deemed to refer to the Security Agreement as modified by this Amendment.

4.	This Amendment may be signed in any number of counterparts with the same effect as if all parties to this Amendment signed the same counterpart.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

MOHEN, INC.

By:
Orville Hagler, Corporate Secretary

GOTTBETTER CAPITAL FINANCE, LLC as Collateral Agent

By:
Name:
Title: